Exhibit 5.1

Brian F. Leaf

T: +1 703 456 8053

bleaf@cooley.com

March 26, 2018

Aclaris Therapeutics, Inc.

640 Lee Road, Suite 200

Wayne, PA 19087

Ladies and Gentlemen:

You have requested our opinion, as counsel to Aclaris Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S 8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,234,260 shares (the “Shares”) of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”), pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, (c) the 2015 Plan, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion, and provide no assurance, as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2015 Plan, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Brian F. Leaf
Brian F. Leaf

Reston Town Center, 11951 Freedom Drive, Reston, Virginia  20190-5640 T: (703) 456-8000  www.cooley.com